EXHIBIT 99.1

FOR IMMEDIATE RELEASE

September 29, 2011

Interline Brands Adds David Zanca As Independent Director

Jacksonville, Fla. - September 29, 2011 - Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations ("MRO") products, today announced the addition of David Zanca to its Board of Directors, effective immediately. Mr. Zanca will also serve on the Company's Nominating & Governance Committee.

Michael J. Grebe, Interline's Chairman and Chief Executive Officer, commented, "We are very pleased to welcome David to our Board of Directors. David is a well-respected and highly accomplished executive with deep expertise in eCommerce and many other facets of information technology. The addition of David to our Board is another example of the Board's focus on maintaining a skills-based board comprised of directors with different professional backgrounds and experiences, but all of whom add significant value to the Board and our shareholders. We look forward to benefitting from David's insights and contributions as we continue to execute our long-term strategic objectives."

Mr. Zanca has nearly 30 years of experience in eCommerce, information technology and business operations. He currently serves as the Senior Vice President, Customer Access and Revenue Systems for FedEx Corporation, where he is responsible for developing architectures and solutions for the FedEx eCommerce, Revenue, Customer Service, Pricing and FedEx Office channels. Mr. Zanca previously held various other senior leadership roles with FedEx, where his responsibilities included information technology oversight and development involving freight, customer systems, shipping solutions, web-based applications, sales/pricing solutions, and information security, among other areas. Mr. Zanca completed his undergraduate studies at Duke University, and earned his Master's in Business Administration from Emory University.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations products to a diversified customer base of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

CONTACTS: Michael Agliata

PHONE: 904-421-1441